SCHEDULE II

First Trust Variable Insurance Trust

SERIES

As of September 25, 2023

First Trust/Dow Jones Dividend & Income Allocation Portfolio

First Trust Dorsey Wright Tactical Core Portfolio

First Trust Capital Strength Portfolio

First Trust International Developed Capital Strength Portfolio

First Trust Multi Income Allocation Portfolio

First Trust Growth Strength Portfolio

First Trust Capital Strength Hedged Equity Portfolio